Exhibit 99.1

MPG OFFICE TRUST SETS JULY 27 AS DATE OF
2012 ANNUAL MEETING OF STOCKHOLDERS

LOS ANGELES, May 10, 2012 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today the date of its 2012 Annual Meeting of Stockholders.

The 2012 Annual Meeting of Stockholders will be held on Friday, July 27, 2012, at 8:00 am (local time) at the Omni Los Angeles Hotel, located at 251 South Olive Street, Los Angeles, California 90012. At that time, holders of record of the Company’s common stock will be asked to elect six directors and holders of record of the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock will be asked to elect two directors. Holders of record of the Company’s common stock will also be asked to vote upon any and all such other matters as may properly come before the Annual Meeting. The Board has fixed the close of business on May 24, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof.

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles Central Business District. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks associated with our liquidity situation, including our failure to obtain additional capital or extend or refinance debt maturities; risks associated with our failure to reduce our significant level of indebtedness; risks associated with the timing and consequences of loan defaults and non-core asset dispositions; risks associated with our loan modification and asset disposition efforts, including potential tax ramifications; risks associated with our ability to dispose of properties with potential value above the debt, if and when we decide to do so, at prices or terms set by or acceptable to us; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the continued disruption of credit markets or a global economic slowdown; risks associated with the potential loss of key personnel (most importantly, members of senior management); risks associated with joint ventures; risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and potential liability for uninsured losses and environmental contamination.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 15, 2012 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558